SUBSIDIARIES OF REGISTRANT
June 30 , 1995

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

                                                              Year Percentage
                                  Jurisdiction     Acquired       of Voting
Name of Subsidiary              of Incorporation   or Formed   Securities Owned
__________________              ________________   _________   ________________

ASI Data Services Inc.               Maine           1993            100%

Bethel Savings Bank, FSB             Maine           1987            100%
(and its 100% owned
subsidiary, Bethel Service
Corp. and 62.5% owned
second tier subsidiary, First
New England Benefits, Inc.)

Brunswick Federal Savings, F. A.     Maine           1990            100%
(and its 100% owned subsidiary,
Brunswick Service Corporation)

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